                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 000-28233
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               Viyon Corporation formerly Millennium Direct, Inc.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


        2167 East 21st Street, PMB 103, Brooklyn NY 11229 (908) 400-3760
            ---------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.0001 par value
                          -----------------------------
            (Title of each class of securities covered by this Form)


                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [X]                Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date:
147

Pursuant to the requirements of the Securities Exchange Act of 1934, Millennium Direct, Inc. (now Viyon Corporation) has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

                                    Millennium Direct, Inc.
                                    (now Viyon Corporation)

Date: May 11, 2005.                 By: /s/Edward Hayter
                                        --------------------------------
                                        Edward Hayter, President